Exhibit 4.20

English Translation – Working Capital Loan Contract (8021120250048383)

WORKING CAPITAL LOAN CONTRACT

(English Translation)

Contract No.: 萧农商银(闻堰)借字第 8021120250048383 号

Lender: Zhejiang Xiaoshan Rural Commercial Bank Co., Ltd., Wenyan Sub-branch

Borrower: Hangzhou Shanyou Medical Equipment Co., Ltd.

The Lender and the Borrower (collectively, the “Parties”), through consultation, enter into this Contract in accordance with relevant laws, regulations and rules.

Article 1 Loan Amount, Type and Purpose

The Lender agrees to grant the Borrower a loan in the amount of RMB 8,000,000 (in words: Eight Million Yuan).

The Borrower confirms that the loan type is a short-term loan, and the loan purpose is: working capital/operating turnover.

Article 2 Loan Term

The loan term under this Contract is from 22 Aug 2025 to 21 Aug 2026.

If the actual disbursement date or maturity date is inconsistent with the above, the electronic data and/or electronic vouchers generated by the Lender through online banking or other electronic banking channels shall prevail.

Article 3 Interest Rate

The loan interest rate under this Contract shall be determined by the interest-rate method selected below:

(1) Fixed interest rate: the annual interest rate shall be the most recently published LPR (1-year / 5-year and above) prior to the loan disbursement date plus (or minus) ____ basis points, and shall remain unchanged during the loan term.

(2) Floating interest rate: the annual interest rate shall be adjusted periodically based on the most recently published LPR (1-year / 5-year and above) plus (or minus) ____ basis points; details shall be subject to the loan IOU and the Lender’s electronic records.

(3) Other: ____________________________.

Interest accrues on actual borrowing days. Monthly rate = annual rate / 12; daily rate = annual rate / 360.

Article 4 Loan Disbursement and Payment

(1) Drawdown conditions. The Borrower may request drawdown only if, among others:

1) The Borrower has not breached its obligations and undertakings under this Contract;

2) The Borrower’s identity and financial condition have not materially deteriorated and there is no circumstance that may endanger the loan safety;

3) No event has occurred that may adversely affect the Lender’s rights and interests in relation to this loan;

4) Any required guarantee arrangement (if any) has been provided and remains valid, and the guarantor’s ability/value has not materially changed to the disadvantage of the Lender;

5) The Borrower has opened relevant account(s) as required by the Lender;

6) Other conditions required by the Lender: _______________________.

The Borrower understands and accepts that its drawdown requests may be affected by national policies, macro controls and regulatory requirements.

(2) Disbursement. Before using the loan, the Borrower shall apply for drawdown, and after the Lender’s review confirms that the drawdown conditions are met, the Lender will transfer the loan funds to the Borrower’s designated loan account.

(3) Payment.

1) Entrusted payment. Where the single payment amount exceeds RMB ____ (handwritten in original), entrusted payment shall be adopted. The Borrower shall provide the payment instruction and supporting payment documents (including but not limited to trade contracts). Upon approval, the Lender will transfer the funds from the Borrower’s account to the Borrower’s counterparty.

2) Self-managed payment. If the entrusted payment conditions are not met, the Borrower may adopt self-managed payment. The Borrower undertakes to submit, within ____ days after the loan funds are used (handwritten in original), documents relating to the corresponding transaction and to report on the use of funds. The Lender has the right to verify whether the payment and use of proceeds comply with the agreed purpose through account analysis, voucher inspection and/or on-site investigations.

3) During the payment process, if the Borrower’s financial condition deteriorates significantly, or its business/financial results change adversely, or other circumstances occur such as evading entrusted payment or other acts violating this Contract, the Borrower shall, as required by the Lender, supplement drawdown/payment conditions, change the payment method, or the Lender may stop disbursement or payment.

Article 5 Repayment

(1) This Contract adopts “monthly interest and principal at maturity” unless otherwise agreed. The interest settlement day is the 20th day of each month; the interest payment day is the day following the interest settlement day. Overdue interest is treated as default. Upon maturity, the loan principal and any unpaid interest shall be repaid in a lump sum.

If the maturity date falls within the interest settlement period, interest shall be calculated and paid in one lump sum upon maturity. If the actual disbursement date or maturity date differs, the electronic data and vouchers generated by the Lender shall prevail.

(2) Where the Borrower has multiple debts with the Lender, the Lender may decide the repayment allocation order.

(3) The Borrower may decide the repayment allocation order among principal, interest and fees, subject to the Lender’s applicable rules and this Contract.

Article 6 Borrower’s Undertakings

The Borrower undertakes, among others, that:

(1) It will complete all approvals/registrations required by laws and regulations, and the loan matters meet compliance requirements;

(2) The Borrower and its legal representative/controller/shareholders/senior management have good credit standing and no material adverse record;

(3) It will provide true, accurate and complete documents, data and information related to drawdown, disbursement, payment and use of the loan;

(4) It will cooperate with the Lender’s loan management, supervision and on-site/off-site inspections;

(5) If it ceases business, enters liquidation, revocation of license, cancellation, merger (consolidation), acquisition, or suffers major operating losses, it will promptly notify the Lender and implement measures required by the Lender;

(6) It will abide by the principle of good faith, fairness and directness in all transactions and shall not use false contracts to obtain bank funds;

(7) It will strengthen environmental and social risk management and accept supervision, and notify the Lender in a timely manner of unfavorable events related thereto;

(8) It will strictly use the loan in accordance with the agreed purpose and shall not invest in real estate for speculation, nor in stocks, funds, bonds, fixed assets or equity investments, or other prohibited fields;

(9) It will promptly notify the Lender of any material adverse event affecting its repayment ability.

Article 7 Loan Extension

If the Borrower needs an extension, it shall submit a written application to the Lender before maturity. After the Lender’s consent, the Parties and any guarantor shall sign an extension agreement. After extension, the extended term interest rate shall be determined based on the Lender’s current interest rate file for the corresponding term.

Article 8 Events of Default / Risk Events and Measures

If any of the following occurs, it constitutes an event of default or risk event:

(1) Failure to repay principal when due or to pay interest when due;

(2) Use of the loan not in accordance with the agreed purpose;

(3) Failure to make payment in accordance with the agreed method;

(4) Breach of undertakings under this Contract;

(5) Failure to repay to the Lender while repaying to other financial institutions or third parties;

(6) Major changes in assets leading to insufficient repayment ability;

(7) Other material adverse events;

(8) The Borrower or its related parties are subject to major administrative penalties;

(9) Suspension of business;

(10) Significant deterioration of operation/financial condition or abnormal fund flows;

(11) Significant organizational changes such as reorganization, entrusted operation, hosting, lease, merger, split-up, etc. without the Lender’s written consent;

(12) Share transfer, shareholding structure change, reduction of registered capital, major asset disposal, major external investment, external guarantees, or other major matters that may affect repayment ability;

(13) Change of enterprise name, legal representative, shareholders, domicile or business scope without completion of required change registration;

(14) Borrower or guarantor applies for dissolution, bankruptcy, is ordered to suspend business, or is revoked or cancelled;

(15) The Borrower or guarantor’s legal representative/shareholders/senior management is involved in major disputes or suspected criminal activity;

(16) Occurrence of significant environmental or social risk events;

(17) Occurrence of other events that may affect repayment ability or guarantee ability.

During the validity of this Contract, upon any of the above events, the Lender has the right to take one or more measures, including but not limited to:

1) Charge interest and default interest as agreed;

2) Stop disbursement and declare the loan accelerated due;

3) Require immediate repayment of all or part of the loan, and/or enforce guarantee rights;

4) Directly debit any account opened by the Borrower with the Lender to repay principal, interest and fees;

5) Require the guarantor to perform its guarantee obligations;

6) Require additional collateral/guarantees;

7) Terminate this Contract; and

8) Other measures permitted by laws and regulations.

Article 9 Loan Security

The guarantor/collateral provided by the Borrower shall continue to secure the Borrower’s obligations under this Contract until all obligations are fully performed. If the security becomes invalid or insufficient, the Borrower shall provide additional security as required by the Lender.

Article 10 Breach Liability

(1) For overdue principal, default interest shall be charged at an additional 50% on top of the agreed loan interest rate from the overdue date until repayment.

(2) For misappropriated loan funds, default interest shall be charged at an additional 100% on top of the agreed loan interest rate from the date of misappropriation until repayment.

(3) For overdue interest (including default interest), compound interest shall be charged as agreed; where the loan becomes overdue, compound interest shall be charged at the default interest rate.

(4) Early repayment requires the Lender’s consent, and interest will be charged based on the actual days and the agreed rate unless otherwise stipulated.

Article 11 Performance of the Contract

(1) The Lender’s transfer of the loan funds into the Borrower’s loan account shall be deemed that the Lender has fulfilled its disbursement obligations.

(2) Upon maturity (or early maturity) the Lender may directly debit any account opened by the Borrower with the Lender to repay principal, interest and fees.

Article 12 Formation, Effectiveness and Termination

(1) This Contract is formed on the date when both Parties sign/seal it. Where there is any guarantee arrangement, this Contract becomes effective on the effective date of the related guarantee contract.

(2) If within three working days after the formation of this Contract, the Borrower fails to provide qualified security as required by the Lender, the Lender has the right to terminate this Contract.

Article 13 Other Agreed Matters

______________________________.

Article 14 Information Use

The Borrower agrees that the Lender may, in accordance with the rules of the People’s Bank of China and other regulators, record, inquire and/or provide the Borrower’s relevant credit information to the credit information system, and may disclose default information when the Borrower breaches this Contract.

Article 15 Dispute Resolution

Any dispute arising out of or in connection with this Contract shall be resolved through negotiation. If negotiation fails, either party may bring a lawsuit to the people’s court at the place where this Contract is signed or where the defendant is domiciled.

Where the outstanding amount is within RMB 100,000 (including principal, interest, compound interest, penalty and other related expenses), the Parties agree to apply the small-claims procedure, with a final judgment at first instance.

Article 16 Miscellaneous

(1) The security contract corresponding to this Contract is: Maximum Amount Mortgage Contract No. 8021320210012772 (Wenyan) (as stated in the Chinese original), which forms an integral part hereof.

(2) Electronic data and electronic vouchers generated by online banking and other electronic banking channels, and any attachments thereto, form an integral part of this Contract and have the same legal effect as this Contract.

(3) Reasonable expenses incurred by the Lender in connection with disputes, including litigation fees, attorneys’ fees, bankruptcy administrator fees and costs of realizing creditor’s rights, shall be borne by the Borrower.

(4) The Borrower has been reminded to fully and accurately understand all clauses of this Contract, and the Lender has provided explanations upon the Borrower’s request.

(5) This Contract is executed in ____ originals: the Borrower holds ____ copies, the Lender holds ____ copy(ies), all of which have the same legal effect.

Signatures / Seals

Borrower: (seal) Hangzhou Shanyou Medical Equipment Co., Ltd.

Lender: (seal) Zhejiang Xiaoshan Rural Commercial Bank Co., Ltd., Wenyan Sub-branch

Date of signing: 22 Aug 2025

Place of signing: Hangzhou, Xiaoshan District, PRC

Translator’s note: This is an English translation prepared for reference. In case of any inconsistency between this translation and the original Chinese text, the Chinese text shall prevail.